Exhibit 99.1
Investor and Financial Contacts:
Eileen Pattinson
Investor Relations
(760) 603-7208
FOR IMMEDIATE RELEASE
Life Technologies Announces Second Quarter 2010 Results;
$350 Million Share Repurchase Authorization
Second quarter GAAP revenue of $904 million and non-GAAP revenue of $906 million
Second quarter GAAP earnings per share of $0.58 and non-GAAP earnings per share of $0.91
Free cash flow of $203 million in the second quarter
CARLSBAD, CA, July 29, 2010 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its second quarter ending June 30, 2010. Non-GAAP revenue for the second quarter was $906 million, an increase of 8 percent over the $839 million reported for the second quarter of 2009. Excluding the impact of currency and prior acquisitions and divestitures, organic revenue for the quarter grew 6 percent over the same period in the previous year.
“I’m pleased with our second quarter results, which again demonstrates our ability to deliver sustained organic growth across our businesses,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “Our continued focus on strong execution enabled us to once again deliver value to our shareholders through record levels of operating margin and strong year-over-year earnings per share growth.”
Share Repurchase Program
The company also announced a share repurchase program for up to $350 million. This two-year program authorizes management, at its discretion, to repurchase shares on the open market or in privately negotiated transactions, subject to market conditions and other factors. “We are continually assessing the best way to optimize shareholder value,” said David F. Hoffmeister, Chief

Financial Officer of Life Technologies. “The share repurchase program reflects our strategy for balanced capital deployment. We will be within our target leverage after the convertible debt is redeemed, and given the company’s free cash flow generation we have the ability to invest for future growth, as well as return excess cash to shareholders.”
Analysis of Second Quarter 2010 Results
•	Second quarter non-GAAP 2010 revenue increased 8 percent over the previous year, a result of growth in the Genetic Systems and Cell Systems divisions. Revenue growth without the impact from currency, completed acquisitions and divestitures was 6 percent. Foreign currency exchange had a positive 1.5-point effect and prior acquisitions and divestitures contributed 0.5-point to reported revenue growth.

•	Non-GAAP gross margin in the second quarter was 67.7 percent, an improvement of 100 basis points over the prior year. Gross margin expansion was a result of price realization, synergies, manufacturing productivity and royalty revenue partially offset by product mix.

•	Non-GAAP operating margin was a record 30.1 percent in the second quarter, representing an increase of approximately 290 basis points over the same period in 2009. The increase in operating margin primarily resulted from gross margin expansion, and synergies.

•	Second quarter non-GAAP tax rate was 29.5 percent.

•	Diluted weighted shares outstanding were 191 million in the second quarter.

•	Cash flow from operating activities for the second quarter was $228 million. Second quarter capital expenditures were $25 million and resulting free cash flow was $203 million. The company ended the quarter with $706 million in cash and short-term investments, including $19 million held as restricted cash.

•	The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods. Reconciliations between the company’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations page at www.lifetechnologies.com.

	Three Months Ending June 30
	2010	2009	%
GAAP earnings per share	$0.58	$0.22
Non-cash interest expense (FSP APB14-1)	0.03	0.04
Business integration and other charges	0.09	0.11
Amortization of acquisition related expenses	0.21	0.42

Non-GAAP earnings per share	$0.91	$0.79	15%
Business Highlights:
•	Genetic Systems division non-GAAP revenue was $235 million in the second quarter, an increase of 5 percent over the same period last year. Excluding the impact from currency and the completed divestiture of the SQL*LIMS business, organic revenue growth was 7 percent. This increase was a result of strong double-digit growth in next generation sequencing and mid single-digit growth in capillary electrophoresis instruments and reagents sold to research and clinical labs.

Technology highlights include:
o	The approval by the United States Federal Bureau of Investigation of Identifiler® Direct and Identifiler® Plus forensic kits. These kits are for use by laboratories generating DNA profiles for inclusion in the National DNA Index System (NDIS) CODIS Database. The advanced capabilities of these new forensic kits, enables a new era of efficiency and effectiveness for forensic DNA laboratories.
•	Molecular Biology Systems division non-GAAP revenue was $434 million in the second quarter, an increase of approximately 6 percent over the same period last year. Organic revenue growth was 2 percent, excluding the impact from currency and acquisitions, and 6 percent excluding the impact of currency, acquisitions and H1N1 sales. Growth was a result of robust demand for genomic assays and strong growth in the Molecular Biology Reagents business.

Technology highlights include:
o	The acquisition of a majority stake in Geneart AG, the global leader of the synthetic gene market segment. The combination of Geneart with Life Technologies’ resources and commercial capabilities will create a well-capitalized synthetic biology company with advanced technology and production capabilities, providing products to fuel innovation in this emerging field.
•	Cell Systems division non-GAAP revenue was $230 million in the second quarter, an increase of 13 percent over the same period last year. Excluding the impact from currency, organic revenue growth was also 13 percent year over year. This growth was a result of strong demand across the portfolio, including robust growth in the Primary Stem Cell, Beads Based Separation and BioProduction business.

Technology highlights include:
o	The announcement of a collaboration between the University of California, San Diego, The Salk Institute for Biological Studies and Life Technologies to initiate cell transplant therapy studies for ALS. Along with the Company’s recent introduction of the Gibco® CTS product platform, the collaboration is part of a broader effort to help researchers expedite promising cell-based therapies.
•	Regional organic growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas increased 7 percent, Europe 4 percent, Asia Pacific 19 percent. Japan declined 4 percent.

•	Revenue from orders transacted through Life Technologies’ eCommerce channels grew 14 percent during the quarter. Approximately 52 percent of all transactions are now processed using eCommerce platforms.
Fiscal Year 2010 Outlook
Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company updated its expectations for fiscal year 2010 financial performance. Organic revenues are expected to increase in the mid- to high-single digits and full year non-GAAP earnings per share are expected to be between $3.35 to $3.50. The company will provide further detail on its business outlook during the conference call today.

Conference Call and Webcast Details
The company will discuss its financial and business results as well as its business outlook on its conference call at 8:30 AM EDT today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the company’s Investor Relations Web site at www.lifetechnologies.com. The webcast can be accessed through the investor relations page of the Life Technologies’ website at www.lifetechnologies.com. Alternatively, callers may listen to the live conference call by dialing 866.788.0546 (domestic) or 857.350.1684 (international) and use passcode 83895683. A replay of the webcast will be available on the Company’s website through Thursday August 12, 2010.
About Life Technologies
Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. Life Technologies had sales of $3.3 billion in 2009, employs approximately 9,000 people, has a presence in approximately 160 countries, and possesses a rapidly growing intellectual property estate of approximately 3,900 patents and exclusive licenses. Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc., and manufactures both in-vitro diagnostic products and research use only-labeled products. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.
Safe Harbor Statement
This press release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to, financial projections, including revenue and non-GAAP earnings per share, momentum in 2010, plans to sustain and expand organic growth and increase operating margins, industry trends and Life Technologies’ plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by Life Technologies with the Securities and Exchange

Commission. Life Technologies undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the three months				For the three months
(in thousands, except per share data)	ended June 30, 2010				ended June 30, 2009
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$903,732	$1,786	(2)	$905,518	$832,763	$6,335	(2)	$839,098
Cost of revenues	293,000	(313	) (3)	292,687	280,254	(963	) (3)	279,291
Purchased intangibles amortization	70,051	(70,051	) (4)	—	70,881	(70,881	) (4)	—

Gross profit	540,681	72,150		612,831	481,628	78,179		559,807

Gross margin	59.8%			67.7%	57.8%			66.7%
Operating expenses:
Selling, general and administrative	252,813	(1,914	) (5)	250,899	253,014	(2,458	) (5)	250,556
Research and development	90,344	(684	) (5)	89,660	81,798	(795	) (5)	81,003
Purchased in-process research and development	1,650	(1,650	) (4)	—	—	—
Business consolidation costs	23,446	(23,446	) (6)	—	28,891	(28,891	) (6)	—

Total operating expenses	368,253	(27,694)		340,559	363,703	(32,144)		331,559

Operating income	172,428	99,844		272,272	117,925	110,323		228,248
Operating margin	19.1%			30.1%	14.2%			27.2%
Interest income	1,105	—		1,105	666	—		666
Interest expense	(39,309)	11,337	(7)	(27,972)	(49,700)	10,624	(7)	(39,076)
Loss on divestiture of equity investments	(7,876)	7,876	(8)	—	—	—
Other income (expense), net	2,019	—		2,019	(643)	10,237	(9)	9,594

Total other income (expense), net	(44,061)	19,213		(24,848)	(49,677)	20,861		(28,816)

Income (loss) from operations before provision for income taxes	128,367	119,057		247,424	68,248	131,184		199,432
Income tax provision	(17,826)	(55,068	) (10)	(72,894)	(29,305)	(29,051	) (10)	(58,356)

Net income	110,541	63,989		174,530	$38,943	$102,133		$141,076
Net loss attributable to non-controlling interests	27	—		27	—	—		—

Net income attributable to controlling interest	$110,568	$63,989		$174,557	$38,943	$102,133		$141,076

Effective tax rate	13.9%			29.5%	42.9%			29.3%
Add back interest expense for subordinated debt, net of tax	50			50	99			99

Numerator for diluted earnings per share	$110,618	$63,989		$174,607	$39,042	$102,133		$141,175

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.61			$0.96	$0.22			$0.81

Diluted earnings per share attributable to controlling interest	$0.58			$0.91	$0.22			$0.79

Weighted average shares used in per share calculation:
Basic	182,484			182,484	174,722			174,722
Diluted	191,084			191,084	178,951			178,951

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $1.8 million and $6.3 million for the three months ended June 30, 2010 and 2009, respectively.

(3)	Add back noncash charges for purchase accounting inventory revaluations of $0.3 million and $1.0 million for the three months ended June 30, 2010 and 2009, respectively.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $11.3 million and $10.6 million for the three months ended June 30, 2010 and 2009, respectively.

(8)	Adjust for gain on divestiture of equity investments.

(9)	Adjust foreign currency loss on repatriation of cash used for the Applied Biosystems merger of $4.0 million and joint venture purchase accounting amortization of $6.2 million for the three months ended June 30, 2009.

(10)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of purchased deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, in-process research and development and direct acquisition reserves are deducted for GAAP purposes but excluded for Non-GAAP purposes. Gains or losses relating to divestitures and one-time costs such as the loss on the early retirement of debt are also excluded for Non-GAAP purposes as they do not represent the on-going operations of the Company. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the six months				For the six months
(in thousands, except per share data)	ended June 30, 2010				ended June 30, 2009
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$1,788,675	$3,877	(2)	$1,792,552	$1,608,500	$15,467	(2)	$1,623,967
Cost of revenues	574,754	(522	) (3)	574,232	600,413	(60,082	) (3)	540,331
Purchased intangibles amortization	140,137	(140,137	) (4)	—	141,772	(141,772	) (4)	—

Gross profit	1,073,784	144,536		1,218,320	866,315	217,321		1,083,636

Gross margin	60.0%			68.0%	53.9%			66.7%
Operating expenses:
Selling, general and administrative	512,499	(3,864	) (5)	508,635	494,109	(4,852	) (5)	489,257
Research and development	176,697	(1,332	) (5)	175,365	162,119	(1,592	) (5)	160,527
Purchased in-process research and development	1,650	(1,650	) (4)	—	—	—
Business consolidation costs	48,712	(48,712	) (6)	—	56,289	(56,289	) (6)	—

Total operating expenses	739,558	(55,558)		684,000	712,517	(62,733)		649,784

Operating income	334,226	200,094		534,320	153,798	280,054		433,852
Operating margin	18.7%			29.8%	9.6%			26.7%
Interest income	2,452	—		2,452	2,082	—		2,082
Interest expense	(80,827)	22,491	(7)	(58,336)	(97,837)	21,078	(7)	(76,759)
Loss on early retirement of debt	(54,185)	54,185	(8)	—	—	—		—
Gain on divestiture of equity investments	37,260	(37,260	) (9)	—	—	—
Other income (expense), net	(1,977)	6,463	(10)	4,486	(437)	18,781	(10)	18,344

Total other income (expense), net	(97,277)	45,879		(51,398)	(96,192)	39,859		(56,333)

Income (loss) from operations before provision for income taxes	236,949	245,973		482,922	57,606	319,913		377,519
Income tax provision	(34,902)	(108,544	) (11)	(143,446)	(3,060)	(107,809	) (11)	(110,869)

Net income	202,047	137,429		339,476	54,546	212,104		266,650
Net loss attributable to non-controlling interests	27	—		27	—	—		—

Net income attributable to controlling interest	$202,074	$137,429		$339,503	$54,546	$212,104		$266,650

Effective tax rate	14.7%			29.7%	5.3%			29.4%
Add back interest expense for subordinated debt, net of tax	101			101	126			126

Numerator for diluted earnings per share	$202,175	$137,429		$339,604	$54,672	$212,104		$266,776

Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.11			$1.87	$0.31			$1.53

Diluted earnings per share attributable to controlling interest	$1.06			$1.78	$0.31			$1.50

Weighted average shares used in per share calculation:
Basic	181,675			181,675	174,218			174,218
Diluted	190,459			190,459	177,276			177,276

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $3.9 million and $15.5 million for the six months ended June 30, 2010 and 2009, respectively.

(3)	Add back noncash charges for purchase accounting inventory revaluations of $0.5 million and $60.1 million for the six months ended June 30, 2010 and 2009, respectively.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $22.5 million and $21.1 million for the six months ended June 30, 2010 and 2009, respectively.

(8)	Add back loss on early retirement of debt.

(9)	Adjust for gain on divestiture of equity investments.

(10)	Adjust foreign currency loss on repatriation of cash used for the Applied Biosystems merger of $1.8 million and joint venture purchase accounting amortization of $17.0 million for the six months ended June 30, 2009. Adjust for gain on impaired security recovery of $6.7 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the six months ended June 30, 2010.

(11)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of purchased deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, in-process research and development and direct acquisition reserves are deducted for GAAP purposes but excluded for Non-GAAP purposes. Gains or losses relating to divestitures and one-time costs such as the loss on the early retirement of debt are also excluded for Non-GAAP purposes as they do not represent the on-going operations of the Company. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months
	ended June 30,
(in thousands)(unaudited)	2010	2009
Net income	$202,047	$54,546
Add back amortization and share-based compensation	188,294	260,189
Add back depreciation	61,005	54,963
Balance sheet changes	(100,566)	(137,879)
Other noncash adjustments	(51,441)	19,267

Net cash provided by operating activities	299,339	251,086
Capital expenditures	(55,513)	(67,908)

Free cash flow	243,826	183,178
Net cash provided by (used in) investing activities	267,627	(78,787)
Net cash used in financing activities	(421,559)	9,844
Effect of exchange rate changes on cash	(15,202)	33,442

Net increase in cash and cash equivalents	$74,692	$147,677

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
(in thousands)	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$706,441	$648,074
Trade accounts receivable, net of allowance for doubtful accounts	558,958	591,058
Inventories	328,819	353,222
Prepaid expenses and other current assets	255,876	203,810

Total current assets	1,850,094	1,796,164

Long-term assets	6,788,903	7,319,576

Total assets	$8,638,997	$9,115,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$720,226	$481,701
Accounts payable, accrued expenses and other current liabilities	757,821	904,022

Total current liabilities	1,478,047	1,385,723

Long-term debt	1,921,397	2,620,089
Other long-term liabilities	843,751	1,083,260
Stockholders’ equity	4,395,802	4,026,668

Total liabilities and stockholders’ equity	$8,638,997	$9,115,740